================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934


                              iXL ENTERPRISES, INC.
                                (Name of Issuer)


    COMMON STOCK, $.01 PAR VALUE                             450718 10 1
   (Title of class of securities)                           (CUSIP number)


                              NANCY E. BARTON, ESQ.
                      GENERAL ELECTRIC CAPITAL CORPORATION
                               260 LONG RIDGE ROAD
                           STAMFORD, CONNECTICUT 06927
                                 (203) 357-4000
                  (Name, address and telephone number of person
                authorized to receive notices and communications)


                                  JUNE 8, 1999
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                         (Continued on following pages)
                              (Page 1 of 53 Pages)

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C:\DATA\EDGAR\#566566 v9.rtf

---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 2 of 53
---------------------------- ----------------------------------------              -------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       GE CAPITAL EQUITY INVESTMENTS, INC.
                    I.R.S. IDENTIFICATION NOS.                                     06-1268495
                    OF ABOVE PERSONS:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               WC

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          1,500,000 (SEE ITEM 5)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     1,500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       1,500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [X]
                                 Excludes warrants to purchase 2,500,000 shares of Common Stock held by
                                 GE Capital Equity Investments, Inc., which are not exercisable within
                                 60 days.

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          2.4%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------






---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 3 of 53
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       GENERAL ELECTRIC CAPITAL CORPORATION
                    I.R.S. IDENTIFICATION NOS.                                     13-1500700
                    OF ABOVE PERSONS:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               WC

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             NEW YORK

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            2,704,159 (SEE ITEM 5)
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          2,000,000
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       2,704,159 (SEE ITEM 5)
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     2,000,000

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       4,704,159 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [X]
                                 Excludes warrants to purchase 2,500,000 shares of Common Stock held by
                                 GE Capital Equity Investments, Inc., which are not exercisable within
                                 60 days.

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          7.4%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------






---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 4 of 53
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                         GENERAL ELECTRIC CAPITAL SERVICES, INC.
                    S.S. OR I.R.S. IDENTIFICATION NO.                              06-1109503
                    OF ABOVE PERSON:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               NOT APPLICABLE

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            DISCLAIMED (SEE 11 BELOW)
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          DISCLAIMED (SEE 11 BELOW)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       DISCLAIMED (SEE 11 BELOW)
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     DISCLAIMED (SEE 11 BELOW)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       BENEFICIAL OWNERSHIP OF ALL SHARES DISCLAIMED BY
                                                                                   GENERAL ELECTRIC CAPITAL SERVICES, INC.
------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          NOT APPLICABLE
                                                                                                                 (SEE 11 ABOVE)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------






---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 5 of 53
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY
                    I.R.S. IDENTIFICATION NOS.                                     91-6027719
                    OF ABOVE PERSONS:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               WC

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          500,000 (SEE ITEM 5)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          .79%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------







---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 6 of 53
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       GNA CORPORATION
                    I.R.S. IDENTIFICATION NOS.                                     91-1277112
                    OF ABOVE PERSONS:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               WC

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             WASHINGTON

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          500,000 (SEE ITEM 5)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]


------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          .79%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------






---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 7 of 53
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       GE FINANCIAL ASSURANCE HOLDINGS, INC.
                    I.R.S. IDENTIFICATION NOS.                                     54-1829180
                    OF ABOVE PERSONS:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               WC

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          500,000 (SEE ITEM 5)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          .79%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------







---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 8 of 53
---------------------------- ----------------------------------------              -------------------------------------------------
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------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                         TRUSTEES OF GENERAL ELECTRIC PENSION TRUST
                    S.S. OR I.R.S. IDENTIFICATION NO.                              14-6015763
                    OF ABOVE PERSON:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               00

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             NEW YORK

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          500,000 (SEE ITEM 5)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          .79%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         EP

------------------- ------------------------------------------------- --------------------------------------------------------------







---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 9 of 53
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       GENERAL ELECTRIC INVESTMENT CORPORATION, AS INVESTMENT
                                                                      MANAGER OF GEPT (AS DEFINED BELOW)
                    I.R.S. IDENTIFICATION NOS.                                     22-2152310
                    OF ABOVE PERSONS:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               NOT APPLICABLE

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          500,000 (SEE ITEM 5)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       500,000 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          .79%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         IA, CO

------------------- ------------------------------------------------- --------------------------------------------------------------






---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 10 of 53
---------------------------- ----------------------------------------              -------------------------------------------------
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------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                         GENERAL ELECTRIC COMPANY
                    S.S. OR I.R.S. IDENTIFICATION NO.                              14-0689340
                    OF ABOVE PERSON:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               NOT APPLICABLE

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [X]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             NEW YORK

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            DISCLAIMED (SEE 11 BELOW)
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          DISCLAIMED (SEE 11 BELOW)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       DISCLAIMED (SEE 11 BELOW)
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     DISCLAIMED (SEE 11 BELOW)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       BENEFICIAL OWNERSHIP OF ALL SHARES DISCLAIMED BY
                                                                                   GENERAL ELECTRIC COMPANY
------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          NOT APPLICABLE
                                                                                                                 (SEE 11 ABOVE)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------

ITEM 1.  SECURITY AND ISSUER.

                  This statement relates to the Common Stock, par value $.01 per share ("Common Stock"), of iXL Enterprises, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at Two Park Place, 1888 Emery Street, 2nd Floor, Atlanta, Georgia 30318.

ITEM 2.  IDENTITY AND BACKGROUND.

                  This statement is filed by GE Capital Equity Investments, Inc., a Delaware corporation ("GECEII"), General Electric Capital Corporation, a New York corporation ("GE Capital"), General Electric Capital Services, Inc., a Delaware corporation ("GECS"), General Electric Capital Assurance Company, a Delaware corporation ("GECAC"), GNA Corporation, a Washington corporation ("GNA"), GE Financial Assurance Holdings, Inc., a Delaware corporation ("GEFAH"), Trustees of General Electric Pension Trust, a New York common law trust ("GEPT"), General Electric Investment Corporation, a Delaware corporation ("GEIC") and General Electric Company, a New York corporation ("GE").

                  GECEII is a wholly owned subsidiary of GE Capital. GECAC is a wholly owned subsidiary of GNA, which is a wholly owned subsidiary of GFAH, which in turn is a wholly owned subsidiary of GE Capital. GE Capital is a wholly owned subsidiary of GECS. GECS and GEIC are wholly owned subsidiaries of GE. GE provides a wide variety of industrial, commercial and consumer products and services. The principal executive office of GE is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

                  GECEII operates primarily in the financing industry, and is principally involved in making minority equity investments. GE Capital and GECS operate primarily in the financing industry and, to a lesser degree, in the life insurance and property/casualty insurance industries. The principal executive offices of GECEII, GE Capital and GECS are at 260 Long Ridge Road, Stamford, Connecticut 06927.

                  GECAC, GNA and GFAH are insurance companies. The principal executive offices of GECAC, GNA and GFAH are at 6604 West Broad Street, Richmond, Virginia 23230.

                  GEPT is a New York common law trust. The principal business of GEPT is as a pension trust organized for the benefit of certain employees of GE. GEIC is a registered investment advisor and acts as Investment Manager of GEPT. The principal executive offices of GEPT and GEIC are at 3003 Summer Street, Stamford, Connecticut 06904.

ITEMS 2(A), (B) AND (C)

                  For information with respect to the identity and background of each executive officer and director of GECEII, GE Capital, GECS, GECAC, GNA,GFAH, GEIC and GE, see Schedules I, II, III, IV, V, VI, VII and VIII attached hereto, respectively. For information with respect to the identity and background of each trustee of GEPT, see Schedule IX attached hereto.

                  This statement is being filed while GECEII, GE Capital, GECS, GECAC, GNA,GFAH, GEPT, GEIC and GE are in the process of verifying information required herein from their respective executive officers and directors and, in the case of GEPT, its trustees. If GECEII, GE Capital, GECS, GECAC, GNA,GFAH, GEPT, GEIC or GE obtains information which would cause a change in the information contained herein, an amendment to this statement will be filed that will set forth such change in information.

ITEMS 2(D) AND (E)

                  Except as set forth on Schedule X, during the last five years none of GECEII, GE Capital, GECS, GECAC, GNA,GFAH, GEPT, GEIC, GE, nor, to the best of their knowledge, any person identified in Schedules I through IX has been (i) convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.

ITEM 2(F)

                  To the knowledge of GECEII, GE Capital, GECS, GECAC, GNA,GFAH, GEPT, GEIC and GE, all persons identified on Schedules I through IX are U.S. citizens, except that (i) Paolo Fresco, a director of GE, is an Italian citizen,
(ii) Claudio X. Gonzalez, a director of GE, is a Mexican citizen, (iii) Andrea Jung, a director of GE, is a Canadian citizen, (iv) G.S. Malm, an executive officer of GE, is a Swedish citizen, (v) Kaj Ahlmann, an executive officer and a director of GECS is a Danish citizen, and (vi) Nigel Andrews, an executive officer of GECS and GE Capital and a director of GECS and GE Capital, is a UK citizen.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                  On December 23, 1997, GE Capital purchased from the Company 15,384 shares of Class B Convertible Preferred Stock and warrants to purchase 1, 775 shares (subject to antidilution adjustments) of Class B Convertible Preferred Stock for an aggregate purchase price of $4,999,800. In connection with the Company's initial public offering of its Common Stock on June 8, 1999, the shares of Class B Convertible Preferred were converted into 1,538,400 shares of Common Stock and the warrants were converted into immediately exercisable warrants to purchase 177,500 shares of Common Stock. The warrant agreement for such warrants is filed herewith as Exhibit 1. The funds used to purchase the Class B Convertible Preferred Stock were obtained by GE Capital from its working capital.

                  On August 31, 1998, GE Capital purchased from the Company 2,500 shares of Class D Nonvoting Preferred Stock for an aggregate purchase price of $2,500,000. In connection with the Company's initial public offering of its Common Stock on June 8, 1999, the shares of Class D Nonvoting Preferred Stock were converted into 488,259 shares of Common Stock. The funds used to purchase the Class D Nonvoting Preferred Stock were obtained by GE Capital from its working capital.

                  On November 3, 1998, the Company and GE Capital entered into a warrant agreement pursuant to which the Company issued to GE Capital warrants to purchase 500,000 shares (subject to antidilution adjustments) of Common Stock, as consideration for a marketing campaign proposed by GE Capital to publicize the services of the Company and its subsidiary, Consumer Financial Network, Inc. ("CFN"). In connection with the Company's initial public offering of its Common Stock on June 8, 1999, the warrants were converted into immediately exercisable warrants to purchase 500,000 shares of Common Stock. The warrant agreement for such warrants is filed herewith as Exhibit 2.

                  On January 15, 1999, GECAC purchased from the Company 5,000 shares of Class A Convertible Preferred Stock for an aggregate purchase price of $5,000,000. . In connection with the Company's initial public offering of its Common Stock on June 8, 1999, the shares of Class A Convertible Preferred Stock were converted into 500,000 shares of Common Stock. The funds used to purchase the Class A Convertible Preferred Stock were obtained by GECAC from its working capital.

                  On April 7, 1999, the Company and GECEII entered into a warrant agreement pursuant to which the Company issued to GE Capital warrants to purchase up to 1,000,000 shares (subject to antidilution adjustments) of Common Stock, as consideration for GECEII entering into a Master Services Agreement with the Company on that date. Pursuant to the Master Services Agreement, the Company agreed to provide various interactive services to GECEII, GE and its affiliates relating to Web design and development, information systems design and development and similar multimedia/software services, and GECEII agreed to make certain payments to the Company for such services. The warrant agreement for such warrants is filed herewith as Exhibit 3.

                  On June 8, 1999, in a private transaction, GECEII purchased from the Company 1,500,000 shares of Common Stock for an aggregate purchase price of $18,000,000 and GEPT purchased from the Company 500,000 shares of Common Stock for an aggregate purchase price of $6,000,000. In addition, on June 8, 1999, the Company issued to GECEII warrants to purchase to 1,500,000 shares (subject to antidilution adjustments) of Common Stock in consideration for GECEII's agreement to (a) help develop and implement a mutually satisfactory marketing plan for the Company, including a coordinated promotional campaign extending for one year and emphasizing GECEII's continuing and growing relationship with the Company and its subsidiary, CFN and (b) GECEII's agreement to use its commercially reasonable efforts to implement, within GECEII's intranet, the electronic access to CFN's entire platform and developing a mutually satisfactory plan of implementation and employee communication with respect thereto. The warrant agreement for such warrants is filed herewith as
Exhibit 4. The funds used to purchase these securities were obtained by GECEII from its working capital and by GEPT from its trust assets.

ITEM 4.  PURPOSE OF TRANSACTION.

                  Each of GECEII and GEPT purchased from the Company the securities described as being purchased by them in Item 3 above as an investment and holds them in the ordinary course of business and not with the purpose or effect of changing the control of the Company. Each of GE Capital and GECAC purchased the securities described as being purchased by them in Item 3 above as an investment and holds the Common Stock into which they were converted in the ordinary course of business and not with the purpose or effect of changing the control of the Company.

                  Each of GE Capital, GECAC, GECEII and GEPT intends to review its investment in the securities described as being held by them in Item 3 above on a regular basis and, as a result thereof, may (i) after such time as any of the warrants become exercisable, exercise such warrants in whole or in part, or
(ii) at any time or from time to time, dispose of all or a portion of the shares of Common Stock or warrants (or shares of Common Stock issuable upon exercise thereof) owned by it. Any such acquisition or disposition would be made in compliance with all applicable laws and regulations.

                  The information contained in Item 6 of this statement is specifically incorporated herein by reference.

                  Except as set forth above, none of GECEII, GE Capital, GECS, GECAC, GNA, GFAH, GEPT, GEIC or GE has any plans or proposals which relate to or would result in the types of transactions set forth in subparagraphs (a) through
(j) of Item 4.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

                  (a) As of June 18, 1999, the reporting persons beneficially owned the following shares of Common Stock:

                  (1) GECEII directly owns 1,500,000 shares of Common Stock (excluding 2,500,000 shares of Common Stock issuable upon the exercise of warrants which are not exercisable within 60 days). The 1,500,000 shares represent approximately 2.4% of the 63,547,800 outstanding shares of Common Stock.

                  (2) GECAC directly owns 500,000 shares of Common Stock. The 500,000 shares represent approximately .79% of the 63,547,800 outstanding shares of Common Stock.

                  (3) By virtue of it being the owner of all of the outstanding shares of GECAC, GNA is for the purposes of this Schedule 13D, a beneficial owner of all of the shares of Common Stock beneficially owned by GECAC.

                  (4) By virtue of it being the owner of all of the outstanding shares of GNA, GFAH is for the purposes of this Schedule 13D, a beneficial owner of all of the shares of Common Stock beneficially owned by GNA.

                  (5) GE Capital directly owns 2,704,159 shares of Common Stock, including 677,500 shares issuable upon the exercise of currently exercisable warrants. The 2,704,159 shares represent approximately 4.3% of the 63,547,800 outstanding shares of Common Stock. By virtue of it being of the owner of all of the outstanding shares of GECEII and GFAH, GE Capital is for the purposes of this Schedule 13D, a beneficial owner of all of the shares of Common Stock beneficially owned by GECEII and GFAH.

                  (6) GEPT directly owns 500,000 shares of Common Stock. The 500,000 shares represent approximately .79% of the 63,547,800 outstanding shares of Common Stock.

                  (7) By virtue of it being the Investment Manager of GEPT, GEIC is for the purposes of this Schedule 13D, a beneficial owner of all of the shares of Common Stock beneficially owned by GEPT.

                  (8) GECS and GE disclaim beneficial ownership of all shares of Common Stock beneficially owned by the other reporting persons. Neither the filing of this Schedule 13D nor anything contained herein is intended as, or should be construed as, an admission that GECS or GE is the "beneficial owner" of any shares of Common Stock beneficially owned by the other reporting persons.

                  Except as disclosed in this Item 5(a) and in Item 3 above, none of GECEII, GE Capital, GECS, GECAC, GNA, GFAH, GEPT, GEIC, GE, nor, to the best of their knowledge, any of their executive officers and directors, beneficially owns any securities of the Company or presently has a right to acquire any securities of the Company.

                  (b) The response of each reporting person to Item 7 through 11 of the cover pages of this Schedule 13D relating to beneficial ownership of the shares of Common Stock are incorporated herein by reference.

                  (c) Except as set forth above, none of GECEII, GE Capital, GECS, GECAC, GNA, GFAH, GEPT, GEIC, GE, nor, to the best of their knowledge, any person identified on Schedules I through IX, has effected any transaction in any securities of the Company during the past 60 days.

                  (d)      Not applicable.

                  (e)      Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                  On December 23, 1997, GE Capital entered into an Agreement to be Bound to a Registration Rights Agreement with the Company, pursuant to which it effectively became a party to a Registration Rights Agreement dated April 6, 1996 between the Company and certain other stockholders of the Company ("Registration Rights Agreement"). On June 8, 1999, GECEII and GEPT entered into an Agreement to be Bound to a Registration Rights Agreement with the Company, pursuant to which GECEII and GEPT effectively became parties to the Registration

Rights Agreement. Pursuant to the Registration Rights Agreement, GE Capital, GECEII, GEPT and the other stockholders that are party thereto, may make a written request of the Company for registration with the Securities and Exchange Commission, under and in accordance with the provisions of the Securities Act of 1933, as amended, of all or part of their registrable securities, which include Common Stock (a "Demand Registration"). The holders of more than 50% of the Common Stock subject to the Registration Rights Agreement shall be entitled to request Demand Registrations from time to time, and each holder shall be entitled to an unlimited number of "piggy back" registrations. The two Agreements to be Bound to the Registration Rights Agreement and the Registration Rights Agreement are filed herewith as Exhibits 5(a), 5(b) and 6, respectively.

                  On June 8, 1999, GECEII and GEPT each entered into an Agreement to be Bound to the Stockholders' Agreement, pursuant to which each of them became bound to the Second Amended and Restated Stockholders' Agreement of the Company dated December 17, 1997. On June 8, 1999, GE Capital and GECEII entered into the Third Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement") with the Company, Kelso Investment Associates V, L.P., Kelso Equity Partners V, L.P., CB Capital Investors, L.P. and the other signatories thereto. The Stockholders' Agreement amended and restated the Second Amended and Restated Stockholders' Agreement in its entirety. Pursuant to the Stockholders' Agreement, certain other stockholders of the Company have agreed to designate nominees to the board of directors of the Company. The two Agreements to be Bound to the Stockholders' Agreement and the Stockholders' Agreement are filed herewith as Exhibits 7(a), 7(b), and 8, respectively.

                  The information contained in Item 3 of this statement is specifically incorporated herein by reference.

                  Except as described above, there are no contracts, arrangements, understandings or relationships with respect to any securities of the Company (a) among the reporting persons and, to the best of their knowledge, any of the other persons identified pursuant to Item 2 above and (b) between (i) the reporting persons and, to the best of their knowledge, any of the persons identified pursuant to Item 2 above and (ii) any other person, other than the agreement filed herewith as Exhibit 8.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 1 Warrant Agreement between the Company and GE Capital, dated December 23, 1997 (incorporated by reference from Exhibit
                    10.43 to the Company's Registration Statement on Form S-1 (No. 333-71937) (the "Company's Form S-1")).

Exhibit 2 Warrant Agreement between the Company and GE Capital, dated November 3, 1998 (incorporated by reference from Exhibit
                    10.49 to the Company's Form S-1).

Exhibit 3 Warrant Agreement between the Company and GECEII, dated April 7, 1999 (incorporated by reference from Exhibit 10.57 to the Company's Form S-1).

Exhibit 4 Warrant Agreement between the Company and GECEII, dated June 8, 1999 (incorporated by reference from Exhibit 10.60 to the Company's Form S-1).

Exhibit 5(a)        Agreement to be Bound to the Registration Rights
                    Agreement by and between the Company and GE Capital, dated as of December 23, 1997.

Exhibit 5(b) Agreement to be Bound to the Registration Rights Agreement by and among the Company, GECEII and GEPT, dated as of June 8, 1999.

Exhibit 6 Registration Rights Agreement dated April 30, 1996 (incorporated by reference from Exhibit 10.53 to the Company's Form S-1).

Exhibit 7(a) Agreement to be Bound to the Stockholders' Agreement by GEPT dated as of June 8, 1999.

Exhibit 7(b) Agreement to be Bound to the Stockholders' Agreement by GECEII dated as of June 8, 1999.

Exhibit 8 Third Amended and Restated Stockholders' Agreement by and among the Company, GE Capital, GECEII and certain existing stockholders of the Company, dated as of June 8, 1999 (incorporated by reference from Exhibit 4.7 to the Company's Form S-1).

Exhibit 9 Joint Filing Agreement by and among GE, GECS, GE Capital, GECEII, GECAC, GEIC, GEPT, GNA and GFAH, dated June 17, 1999.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            GE CAPITAL EQUITY INVESTMENTS, INC.

                                            By: /s/ Paul J. Licursi
                                                -------------------------------
                                                Name: Paul J. Licursi
                                                Title: Vice President

                                            Dated:   June 17, 1999

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    GENERAL ELECTRIC CAPITAL CORPORATION

                                    By: /s/ Victor F. Guaglianone
                                        -----------------------------------
                                        Name: Victor F. Guaglianone
                                        Title: Vice President

                                    Dated:  June 17, 1999

                                                     SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                    By: /s/ Paul J. Licursi *
                                        -------------------------------------
                                        Name: Paul J. Licursi
                                        Title: Attorney-in-Fact

                                    Dated:   June 17, 1999


* Power of attorney, dated as of April 30, 1998, by General Electric Capital Services, Inc., is hereby incorporated by reference to Schedule 13D for Telescan, Inc., filed January 25, 1999 by GE Capital Equity Investments, Inc.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

                                  By: /s/ Leon E. Roday
                                      -----------------------------------------
                                      Name: Leon E. Roday
                                      Title: Executive Vice President and
                                             General Counsel

                                  Dated: June 17, 1999

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             GNA CORPORATION

                             By: /s/ Leon E. Roday
                                 ---------------------------------------------
                                 Name: Leon E. Roday
                                 Title: Executive Vice President, General
                                        Counsel and Secretary


                             Dated:   June 17, 1999

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    GE FINANCIAL ASSURANCE HOLDINGS, INC.

                                    By: /s/ Leon E. Roday
                                        ---------------------------------------
                                        Name: Leon E. Roday
                                        Title: Executive Vice President, General
                                               Counsel and Secretary


                                    Dated:   June 17, 1999

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  GENERAL ELECTRIC PENSION TRUST

                                  By: General Electric Investment Corporation,
                                      its Investment Manager

                                  By: /s/ Michael M. Pastore
                                      -----------------------------------------
                                      Name: Michael M. Pastore
                                      Title: Vice President


                                  Dated:   June 17, 1999

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 GENERAL ELECTRIC INVESTMENT CORPORATION

                                 By: /s/ Michael M. Pastore
                                     -----------------------------------------
                                     Name: Michael M. Pastore
                                     Title: Vice President



                                 Dated:   June 17, 1999

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       GENERAL ELECTRIC COMPANY

                                       By: /s/ Paul J. Licursi *
                                           ------------------------------------
                                           Name: Paul J. Licursi
                                           Title: Attorney-in-Fact



                                       Dated:   June 17, 1999


* Power of attorney, dated as of April 30, 1998, by General Electric Company is hereby incorporated by reference to Schedule 13D for Telescan, Inc., filed January 25, 1999 by GE Capital Equity Investments, Inc.

                           SCHEDULE I TO SCHEDULE 13D

                  Filed by GE Capital Equity Investments, Inc.

                       GE CAPITAL EQUITY INVESTMENTS, INC.

                        DIRECTORS AND EXECUTIVE OFFICERS

                                    PRESENT                                      PRESENT
                                    BUSINESS                                     PRINCIPAL
NAME                                ADDRESS                                      OCCUPATION
----                                -------                                      ----------
Director
--------
Michael E. Pralle                   GE Capital Equity Investments, Inc.          President and Chairman of the Board
                                    260 Long Ridge Road
                                    Stamford, CT  06927
Officers
--------
Michael E. Pralle                   GE Capital Equity Investments, Inc.          President and Chairman of the Board
                                    260 Long Ridge Road
                                    Stamford, CT  06927

Jonathan K. Sprole                  GE Capital Equity Investments, Inc.          Vice President, General Counsel and
                                    260 Long Ridge Road                          Secretary
                                    Stamford, CT  06927

Paul Licursi                        GE Capital Equity Investments, Inc.          Vice President--Finance, and Treasurer
                                    260 Long Ridge Road
                                    Stamford, CT  06927

Joseph Swezey                       GE Capital Equity Investments, Inc.          Vice President--Controller
                                    260 Long Ridge Road
                                    Stamford, CT  06927

Barbara J. Gould                    GE Capital Equity Investments, Inc.          Vice President, Associate General
                                    260 Long Ridge Road                          Counsel and Assistant Secretary
                                    Stamford, CT  06927

Peter J. Muniz                      GE Capital Equity Investments, Inc.          Vice President, Associate General
                                    260 Long Ridge Road                          Counsel and Assistant Secretary
                                    Stamford, CT  06927

Bryant Cohen                        GE Capital Equity Investments, Inc.          Vice President--Taxes
                                    260 Long Ridge Road
                                    Stamford, CT  06927

                           SCHEDULE II TO SCHEDULE 13D

                  Filed by General Electric Capital Corporation

                      GENERAL ELECTRIC CAPITAL CORPORATION

                        DIRECTORS AND EXECUTIVE OFFICERS

                                                  PRESENT                                     PRESENT
                                                  BUSINESS                                    PRINCIPAL
                NAME                              ADDRESS                                     OCCUPATION
                ----                              -------                                     ----------
                Directors
                ---------
                Nigel D.T. Andrews                General Electric Capital Corporation        Executive Vice President, General
                                                  260 Long Ridge Road                         Electric Capital Corporation
                                                  Stamford, CT  06927

                Nancy E. Barton                   General Electric Capital Corporation        Senior Vice President, General Counsel
                                                  260 Long Ridge Road                         and Secretary, General Electric
                                                  Stamford, CT  06927                         Capital Corporation

                James R. Bunt                     General Electric Company                    Vice President and Treasurer, General
                                                  3135 Easton Turnpike                        Electric Company
                                                  Fairfield, CT  06431

                David M. Cote                     General Electric Appliances                 President and Chief Executive Officer,
                                                  Appliance Park                              General Electric Appliances
                                                  Louisville, KY 40225

                Dennis D. Dammerman               General Electric Company                    Vice Chairman and Executive Officer,
                                                  3135 Easton Turnpike                        General Electric Company; Chairman and
                                                  Fairfield, CT  06431                        Chief Executive Officer, General
                                                                                              Electric Capital Services, Inc.
                Benjamin W. Heineman, Jr.         General Electric Company                    Senior Vice President, General Counsel
                                                  3135 Easton Turnpike                        and Secretary, General Electric
                                                  Fairfield, CT  06431                        Company

                Jeffrey R. Immelt                 General Electric Medical Systems            President and Chief Executive Officer,
                                                  3000 N. Grandview Boulevard                 General Electric Medical Systems
                                                  Waukesha, WI 53188

                W. James McNerney, Jr.            GE Aircraft Engines                         President and Chief Executive Officer,
                                                  One Neumann Way                             GE Aircraft Engines
                                                  Cincinnati, OH 45215-6301

                John H. Myers                     GE Investment Corporation                   Chairman and President, GE Investment
                                                  3003 Summer Street                          Corporation
                                                  Stamford, CT 06904

                Robert L. Nardelli                General Electric Company                    President and Chief Executive Officer,
                                                  One River Road                              GE Power Systems
                                                  Schenectady, NY  12345

                Denis J. Nayden                   General Electric Capital Corporation        President and Chief Executive Officer,
                                                  260 Long Ridge Road                         General Electric Capital Corporation
                                                  Stamford, CT  06927


                                       28

                                                  PRESENT                                     PRESENT
                                                  BUSINESS                                    PRINCIPAL
                NAME                              ADDRESS                                     OCCUPATION
                ----                              -------                                     ----------

                Michael A. Neal                   General Electric Capital Corporation        Executive Vice President, General
                                                  260 Long Ridge Road                         Electric Capital Corporation
                                                  Stamford, CT  06927

                James A. Parke                    General Electric Capital Corporation        Executive Vice President and Chief
                                                  260 Long Ridge Road                         Financial Officer, General Electric
                                                  Stamford, CT  06927                         Capital Corporation

                John M. Samuels                   General Electric Company                    Vice President and Senior Counsel,
                                                  3135 Easton Turnpike                        Corporate Taxes, General Electric
                                                  Fairfield, CT  06431                        Company

                Keith S. Sherin                   General Electric Company                    Senior Vice President -
                                                  3135 Easton Turnpike                        Finance and Chief Financial Officer,
                                                  Fairfield, CT  06431                        General Electric Company

                Edward D. Stewart                 General Electric Capital Corporation        Executive Vice President, General
                                                  1600 Summer Street                          Electric Capital Corporation
                                                  Stamford, CT  06904

                John F. Welch, Jr.                General Electric Company                    Chairman and Chief Executive Officer,
                                                  3135 Easton Turnpike                        General Electric Company
                                                  Fairfield, CT  06431

                Executive Officers
                ------------------
                Denis J. Nayden                   General Electric Capital Corporation        President and Chief Executive Officer
                                                  260 Long Ridge Road
                                                  Stamford, CT  06927

                Nigel D.T. Andrews                General Electric Capital Corporation        Executive Vice President
                                                  260 Long Ridge Road
                                                  Stamford, CT  06927

                Michael A. Neal                   General Electric Capital Corporation        Executive Vice President
                                                  260 Long Ridge Road
                                                  Stamford, CT  06927

                Edward D. Stewart                 General Electric Capital Corporation        Executive Vice President
                                                  1600 Summer Street
                                                  Stamford, CT  06905

                James A. Parke                    General Electric Capital Corporation        Executive Vice President and Chief
                                                  260 Long Ridge Road                         Financial Officer
                                                  Stamford, CT  06927

                Nancy E. Barton                   General Electric Capital Corporation        Senior Vice President, General Counsel
                                                  260 Long Ridge Road                         and Secretary
                                                  Stamford, CT  06927

                James A. Colica                   General Electric Capital Corporation        Senior Vice President, Global Risk
                                                  260 Long Ridge Road                         Management
                                                  Stamford, CT  06927

                Richard D'Avino                   General Electric Capital Corporation        Senior Vice President, Taxes
                                                  777 Long Ridge Road
                                                  Stamford, CT  06927



                                       29

                                                  PRESENT                                     PRESENT
                                                  BUSINESS                                    PRINCIPAL
                NAME                              ADDRESS                                     OCCUPATION
                ----                              -------                                     ----------

                Michael D. Fraizer                General Electric Capital Corporation        Senior Vice President,
                                                  6604 West Broad Street                      Insurance/Investment Products
                                                  Taylor Building
                                                  Richmond, VA 23230

                Robert L. Lewis                   General Electric Capital Corporation        Senior Vice President, Structured
                                                  120 Long Ridge Road                         Finance Group
                                                  Stamford, CT  06927

                Lawrence J. Toole                 General Electric Capital Corporation        Senior Vice President, Human Resources
                                                  260 Long Ridge Road
                                                  Stamford, CT  06927

                Jeffrey S. Werner                 General Electric Capital Corporation        Senior Vice President, Corporate
                                                  201 High Ridge Road                         Treasury and Global Funding Operation
                                                  Stamford, CT  06927


                          SCHEDULE III TO SCHEDULE 13D

                Filed by General Electric Capital Services, Inc.

                     GENERAL ELECTRIC CAPITAL SERVICES, INC.

                        DIRECTORS AND EXECUTIVE OFFICERS

                                             PRESENT                                     PRESENT
                                             BUSINESS                                    PRINCIPAL
         NAME                                ADDRESS                                     OCCUPATION
         ----                                -------                                     ----------
         Directors
         ---------
         Kaj Ahlmann                         Employers Reinsurance Corp.                 Executive Vice President, General
                                             5200 Metcalf                                Electric Capital Services, Inc.,
                                             Overland Park, KS  66201                    President and Chief Operating Officer,
                                                                                         Employers Reinsurance Corp.
         Nigel D.T. Andrews                  General Electric Capital Corporation        Executive Vice President, General
                                             260 Long Ridge Road                         Electric Capital Corporation
                                             Stamford, CT  06927

         Nancy E. Barton                     General Electric Capital Corporation        Senior Vice President, General Counsel
                                             260 Long Ridge Road                         and Secretary
                                             Stamford, CT  06927

         James R. Bunt                       General Electric Company                    Vice President and Treasurer, General
                                             3135 Easton Turnpike                        Electric Company
                                             Fairfield, CT  06431

         David M. Cote                       GE Appliances                               President and Chief Executive Officer,
                                             Appliance Park                              GE Appliances
                                             Louisville, KY  40225

         Dennis D. Dammerman                 General Electric Company                    Vice Chairman and Executive Officer,
                                             3135 Easton Turnpike                        General Electric Company; Chairman and
                                             Fairfield, CT  06431                        Chief Executive Officer, General
                                                                                         Electric Capital Services, Inc.
         Benjamin W. Heineman, Jr.           General Electric Company                    Senior Vice President, General Counsel
                                             3135 Easton Turnpike                        and Secretary, General Electric Company
                                             Fairfield, CT  06431

         Jeffrey R. Immelt                   GE Medical Systems                          President and Chief Executive Officer,
                                             3000 N. Grandview Blvd.                     GE Medical Systems
                                             Waukesha, WI  53188

         W. James McNerney, Jr.              GE Aircraft Engines                         President and Chief Executive Officer,
                                             One Neumann Way                             GE Aircraft Engines
                                             Cincinnati, OH 45215-6301

         John H. Myers                       GE Investment Corporation                   Chairman and President, GE Investment
                                             3003 Summer Street                          Corporation
                                             Stamford, CT 06905

         Robert L. Nardelli                  General Electric Company                    President and Chief Executive Officer,
                                             One River Road                              GE Power Systems
                                             Schenectady, NY  12345


                                       31

                                             PRESENT                                     PRESENT
                                             BUSINESS                                    PRINCIPAL
         NAME                                ADDRESS                                     OCCUPATION
         ----                                -------                                     ----------

         Denis J. Nayden                     General Electric Capital Corporation        President and Chief Executive Officer,
                                             260 Long Ridge Road                         General Electric Capital Corporation
                                             Stamford, CT  06927

         Michael A. Neal                     General Electric Capital Corporation        Executive Vice President, General
                                             260 Long Ridge Road                         Electric Capital Corporation
                                             Stamford, CT  06927

         James A. Parke                      General Electric Capital Corporation        Executive Vice President and Chief
                                             260 Long Ridge Road                         Financial Officer, General Electric
                                             Stamford, CT  06927                         Capital Corporation

         John M. Samuels                     General Electric Company                    Vice President and Senior Counsel,
                                             3135 Easton Turnpike                        Corporate Taxes, General Electric
                                             Fairfield, CT  06431                        Company

         Keith S. Sherin                     General Electric Company                    Senior Vice President -
                                             3135 Easton Turnpike                        Finance and Chief Financial Officer,
                                             Fairfield, CT  06431                        General Electric Company

         Edward D. Stewart                   General Electric Capital Corporation        Executive Vice President, General
                                             1600 Summer Street                          Electric Capital Corporation
                                             Stamford, CT  06905

         John F. Welch, Jr.                  General Electric Company                    Chairman and Chief Executive Officer,
                                             3135 Easton Turnpike                        General Electric Company
                                             Fairfield, CT  06431

         Executive Officers
         ------------------
         Dennis D. Dammerman                 General Electric Capital Services, Inc.     Vice Chairman and Executive Officer,
                                             3135 Easton Turnpike                        General Electric Company; Chairman and
                                             Fairfield, CT  06431                        Chief Executive Officer, General
                                                                                         Electric Capital Services, Inc.
         Kaj Ahlmann                         Employers                                   Executive Vice President, General
                                             Reinsurance Corp.                           Electric Capital Services, Inc.,
                                             5200 Metcalf                                President and Chief Operating Officer,
                                             Overland Park, KS 66201                     Employers Reinsurance Corp.

         Nigel D.T. Andrews                  General Electric Capital Corporation        Executive Vice President
                                             260 Long Ridge Road                         See Schedule II.
                                             Stamford, CT  06927

         Denis J. Nayden                     General Electric Capital Corporation        President and Chief Executive Officer
                                             260 Long Ridge Road                         See Schedule II.
                                             Stamford, CT  06927

         Michael A. Neal                     General Electric Capital Corporation        Executive Vice President
                                             260 Long Ridge Road                         See Schedule II.
                                             Stamford, CT  06927

         Edward D. Stewart                   General Electric Capital Corporation        Executive Vice President
                                             1600 Summer Street                          See Schedule II.
                                             Stamford, CT  06905

         James A. Parke                      General Electric Capital Corporation        Executive Vice President and Chief
                                             260 Long Ridge Road                         Financial Officer
                                             Stamford, CT  06927                         See Schedule II.


                                       32

                                             PRESENT                                     PRESENT
                                             BUSINESS                                    PRINCIPAL
         NAME                                ADDRESS                                     OCCUPATION
         ----                                -------                                     ----------

         Nancy E. Barton                     General Electric Capital Corporation        Senior Vice President, General Counsel
                                             260 Long Ridge Road                         and Secretary
                                             Stamford, CT  06927                         See Schedule II.

         James A. Colica                     General Electric Capital Corporation        Senior Vice President, Global Risk
                                             260 Long Ridge Road                         Management
                                             Stamford, CT  06927                         See Schedule II.

         Richard D'Avino                     General Electric Capital Corporation        Senior Vice President, Taxes
                                             777 Long Ridge Road                         See Schedule II.
                                             Stamford, CT  06927

         Lawrence J. Toole                   General Electric Capital Corporation        Senior Vice President, Human Resources
                                             260 Long Ridge Road                         See Schedule II.
                                             Stamford, CT  06927

         Jeffrey S. Werner                   General Electric Capital Corporation        Senior Vice President, Corporate
                                             201 High Ridge Road                         Treasury and Global Funding Operation
                                             Stamford, CT  06927                         See Schedule II.


                           SCHEDULE IV TO SCHEDULE 13D

               Filed by General Electric Capital Assurance Company

                   GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

                        DIRECTORS AND EXECUTIVE OFFICERS

                                 PRESENT                                      PRESENT
                                 BUSINESS                                     PRINCIPAL
NAME                             ADDRESS                                      OCCUPATION
----                             -------                                      ----------
Directors
---------
J.I. Cash, Jr.                   Harvard Business School                      Professor of Business
                                 Baker Library 187                            Administration-Graduate School of
                                 Soldiers Field                               Business Administration, Harvard
                                 Boston, MA 02163                             University

S.S. Cathcart                    222 Wisconsin Avenue                         Retired Chairman, Illinois
                                 Suite 103                                    Tool Works
                                 Lake Forest, IL  60045

D.D. Dammerman                   General Electric Company                     Vice Chairman of the Board and
                                 3135 Easton Turnpike                         Executive Officer, General Electric
                                 Fairfield, CT  06431                         Company; Chairman and Chief Executive
                                                                              Officer, General Electric Capital
                                                                              Services, Inc.

P. Fresco                        Fiat SpA                                     Chairman of the Board, Fiat SpA
                                 via Nizza 250
                                 10126 Torino, Italy

C.X. Gonzalez                    Kimberly-Clark de Mexico,                    Chairman of the Board and Chief
                                   S.A. de C.V.                               Executive Officer, Kimberly-Clark de
                                 Jose Luis Lagrange 103, Tercero Piso         Mexico,  S.A. de C.V.
                                 Colonia Los Morales
                                 Mexico, D.F. 11510, Mexico

Andrea Jung                      Avon Products, Inc.                          President and Chief Operating Officer,
                                 1345 Avenue of the Americas                  Avon Products, Inc.
                                 New York, NY  10105

K.G. Langone                     Invemed Associates, Inc.                     Chairman, President and Chief Executive
                                 375 Park Avenue                              Officer, Invemed Associates, Inc.
                                 New York, NY 10152

G.G. Michelson                   Federated Department Stores                  Former Member of the Board of
                                 151 West 34th Street                         Directors, Federated Department Stores
                                 New York, NY  10001

E.F. Murphy                      General Electric Company                     Vice Chairman of the Board and
                                 3135 Easton Turnpike                         Executive Officer, General Electric
                                 Fairfield, CT 06431                          Company


                                       34

                                 PRESENT                                      PRESENT
                                 BUSINESS                                     PRINCIPAL
NAME                             ADDRESS                                      OCCUPATION
----                             -------                                      ----------

S. Nunn                          King & Spalding                              Partner, King & Spalding
                                 191 Peachtree Street, N.E.
                                 Atlanta, GA 30303

J.D. Opie                        General Electric Company                     Vice Chairman of the Board and
                                 3135 Easton Turnpike                         Executive Officer, General Electric
                                 Fairfield, CT  06431                         Company

R.S. Penske                      Penske Corporation                           Chairman of the Board and President,
                                 13400 Outer Drive, West                      Penske Corporation
                                 Detroit, MI  48239-4001

F.H.T. Rhodes                    Cornell University                           President Emeritus, Cornell University
                                 3104 Snee Building
                                 Ithaca, NY  14853

A.C. Sigler                      Champion International Corporation           Retired Chairman of the Board and CEO
                                 1 Champion Plaza                             and former Director, Champion
                                 Stamford, CT  06921                          International Corporation

D.A. Warner III                  J.P. Morgan & Co., Inc. and Morgan           Chairman of the Board, President, and
                                 Guaranty Trust Co.                           Chief Executive Officer, J.P. Morgan &
                                 60 Wall Street                               Co. Incorporated and Morgan Guaranty
                                 New York, NY  10260                          Trust Company

J.F. Welch, Jr.                  General Electric Company                     Chairman of the Board and Chief
                                 3135 Easton Turnpike                         Executive Officer, General Electric
                                 Fairfield, CT  06431                         Company

Executive Officers
------------------
J.F. Welch, Jr.                  General Electric Company                     Chairman of the Board and Chief
                                 3135 Easton Turnpike                         Executive Officer
                                 Fairfield, CT  06431

P.D. Ameen                       General Electric Company                     Vice President and Comptroller
                                 3135 Easton Turnpike
                                 Fairfield, CT  06431

J.R. Bunt                        General Electric Company                     Vice President and Treasurer
                                 3135 Easton Turnpike
                                 Fairfield, CT  06431

D.L. Calhoun                     General Electric Company                     Senior Vice President -
                                 Nela Park                                    GE Lighting
                                 Cleveland, OH 44122

W.J. Conaty                      General Electric Company                     Senior Vice President - Human Resources
                                 3135 Easton Turnpike
                                 Fairfield, CT  06431

D.M. Cote                        General Electric Company                     Senior Vice President -
                                 3135 Easton Turnpike                         GE Appliances
                                 Fairfield, CT  06431



                                       35

                                 PRESENT                                      PRESENT
                                 BUSINESS                                     PRINCIPAL
NAME                             ADDRESS                                      OCCUPATION
----                             -------                                      ----------

D.D. Dammerman                   General Electric Company                     Vice Chairman of the Board and
                                 3135 Easton Turnpike                         Executive Officer, General Electric
                                 Fairfield, CT  06431                         Company; Chairman and Chief Executive
                                                                              Officer, General Electric Capital
                                                                              Services, Inc.
L.S. Edelheit                    General Electric Company                     Senior Vice President - Corporate
                                 P.O. Box 8                                   Research and Development
                                 Schenectady, NY  12301

B.W. Heineman, Jr.               General Electric Company                     Senior Vice President - General Counsel
                                 3135 Easton Turnpike                         and Secretary
                                 Fairfield, CT  06431

J.R. Immelt                      General Electric Company                     Senior Vice President -
                                 P.O. Box 414                                 GE Medical Systems
                                 Milwaukee, WI 53201

G.S. Malm                        General Electric Company                     Senior Vice President -
                                 3135 Easton Turnpike                         Asia
                                 Fairfield, CT  06431

W.J. McNerney, Jr.               General Electric Company                     Senior Vice President -
                                 1 Neumann Way                                GE Aircraft Engines
                                 Cincinnati, OH 05215

E.F. Murphy                      General Electric Company                     Vice Chairman of the Board and
                                 3135 Easton Turnpike                         Executive Officer
                                 Fairfield, CT 06431

R.L. Nardelli                    General Electric Company                     Senior Vice President -
                                 1 River Road                                 GE Power Systems
                                 Schenectady, NY  12345

R.W. Nelson                      General Electric Company                     Vice President - Corporate Financial
                                 3135 Easton Turnpike                         Planning and Analysis
                                 Fairfield, CT  06431

J.D. Opie                        General Electric Company                     Vice Chairman of the Board and
                                 3135 Easton Turnpike                         Executive Officer
                                 Fairfield, CT  06431

G.M. Reiner                      General Electric Company                     Senior Vice President - Chief
                                 3135 Easton Turnpike                         Information Officer
                                 Fairfield, CT  06431

J.G. Rice                        General Electric Company                     Vice President -
                                 2901 East Lake Road                          GE Transportation Systems
                                 Erie, PA  16531

G.L. Rogers                      General Electric Company                     Senior Vice President -
                                 1 Plastics Avenue                            GE Plastics
                                 Pittsfield, MA  01201

K.S. Sherin                      General Electric Company                     Senior Vice President -
                                 3135 Easton Turnpike                         Finance and Chief Financial Officer
                                 Fairfield, CT  06431


                                       36

                                 PRESENT                                      PRESENT
                                 BUSINESS                                     PRINCIPAL
NAME                             ADDRESS                                      OCCUPATION
----                             -------                                      ----------

L.G. Trotter                     General Electric Company                     Senior Vice President -
                                 41 Woodward Avenue                           GE Industrial Systems
                                 Plainville, CT  06062


                           SCHEDULE V TO SCHEDULE 13D

                            Filed by GNA Corporation

                                 GNA CORPORATION

                        DIRECTORS AND EXECUTIVE OFFICERS

                                            PRESENT                                 PRESENT
                                            BUSINESS                                PRINCIPAL
NAME                                        ADDRESS                                 OCCUPATION
----                                        -------                                 ----------
Directors
---------
                                                                                    Senior Vice President,
Michael D. Fraizer                          6604 West Broad Street                  Insurance/Investment Products,
                                            Richmond, VA  23230                     General Electric Capital Corporation

Leon E. Roday                               6604 West Broad Street                  Senior Vice President, General
                                            Richmond, VA  23230                     Counsel and Secretary

Geoffrey S. Stiff                           6630 West Broad Street                  Senior Vice President
                                            Richmond, VA  23230


Officers
--------
Michael D. Fraizer                          6604 West Broad Street                  Chairman of the Board, President and
                                            Richmond, VA  23230                     Chief Executive Officer
                                                                                    See above

Ronald V. Dolan                             700 Main Street                         Executive Vice President
                                            Lynchburg, VA  24504

Marcia Cantor-Grable                        6604 West Broad Street                  Senior Vice President
                                            Richmond, VA  23230

Thomas W. Casey                             6604 West Broad Street                  Senior Vice President and Chief
                                            Richmond, VA  23230                     Financial Officer

Michael J. Cosgrove                         777 Long Ridge Road                     Senior Vice President
                                            Stamford, CT  06927

Debora D. Horvath                           6604 West Broad Street                  Senior Vice President
                                            Richmond, VA  23230

Robert B. Jones                             777 Long Ridge Road                     Senior Vice President
                                            Stamford, CT  06927

Michael S. Laming                           6604 West Broad Street                  Senior Vice President
                                            Richmond, VA  23230

Clifford A. Lange                           6604 West Broad Street                  Senior Vice President and Chief
                                            Richmond, VA  23230                     Actuary

Peter M. Mayer                              6604 West Broad Street                  Senior Vice President
                                            Richmond, VA  23230



                                       38

                                            PRESENT                                 PRESENT
                                            BUSINESS                                PRINCIPAL
NAME                                        ADDRESS                                 OCCUPATION
----                                        -------                                 ----------

Victor C. Moses                             601 Union Street                        Senior Vice President
                                            Seattle, WA  98101

Thomas K. Otte                              Av. Prolongacian,                       Senior Vice President
                                            490 3er Piso
                                            Mexico, D1210

A. Louis Parker                             7125 West Jefferson Avenue, #200        Senior Vice President
                                            Lakewood, CO  80235

Joseph J. Pehota                            777 Long Ridge Road                     Senior Vice President
                                            Stamford, CT  06927

Ray M. Perisho                              4850 Street Road                        Senior Vice President
                                            Trevose, PA  19049

Leon E. Roday                               6604 West Broad Street                  Senior Vice President, General
                                            Richmond, VA  23230                     Counsel and Secretary

Pamela S. Schutz                            6610 West Broad Street                  Senior Vice President
                                            Richmond, VA  23230

Thomas A. Skiff                             1650 Los Gamos Drive                    Senior Vice President
                                            San Rafael, CA  94903

Geoffrey S. Stiff                           6630 West Broad Street                  Senior Vice President
                                            Richmond, VA  23230

Deborah C. Towner                           601 Union Street                        Senior Vice President and Chief
                                            Seattle, WA  98101                      Mortgage Investment Officer

JoAn Walter-Toney                           6604 West Broad Street                  Senior Vice President
                                            Richmond, VA  23230

Jeffrey S. Werner                           777 Long Ridge Road                     Senior Vice President and Treasurer
                                            Stamford, CT  06927

Henry H. Wulsin                             2650 Audubon Road                       Senior Vice President
                                            Valley Forge, PA  19403

Mark S. Barber                              777 Long Ridge Road                     Vice President and Assistant Treasurer
                                            Stamford, CT  06927

Ward E. Bobitz                              6604 West Broad Street                  Vice President, Senior Counsel and
                                            Richmond, VA  23230                     Assistant Secretary

Stephen N. DeVos                            6604 West Broad Street                  Vice President and Controller
                                            Richmond, VA  23230

James Tremante                              777 Long Ridge Road                     Vice President and Assistant Treasurer
                                            Stamford, CT  06927

Beth Wortman                                6604 West Broad Street                  Vice President and Senior Counsel
                                            Richmond, VA  23230

Scott P.F. Cameron                          4315 Metro Parkway                      Assistant Secretary
                                            Ft. Myers, FL  33916

Glen J. Goggins                             777 Long Ridge Road                     Assistant Secretary
                                            Stamford, CT  06927

David H. McMahon                            700 Main Street                         Assistant Secretary
                                            Lynchburg, VA  24504


                                       39

                                            PRESENT                                 PRESENT
                                            BUSINESS                                PRINCIPAL
NAME                                        ADDRESS                                 OCCUPATION
----                                        -------                                 ----------

Shelley M. Sullivan                         6604 West Broad Street                  Assistant Secretary
                                            Richmond, VA  23230

John Amato                                  777 Long Ridge Road                     Assistant Treasurer
                                            Stamford, CT  06927

Joseph T. Cassidy                           777 Long Ridge Road                     Assistant Treasurer
                                            Stamford, CT  06927

Joseph E. Cook                              601 Union Street                        Assistant Treasurer
                                            Seattle, WA  98101

Brenda Daglish                              6604 West Broad Street                  Assistant Treasurer
                                            Richmond, VA  23230

Donna M. Fiammetta                          777 Long Ridge Road                     Assistant Treasurer
                                            Stamford, CT  06927

Jeffrey I. Hugunin                          6604 West Broad Street                  Assistant Treasurer
                                            Richmond, VA  23230

Jeffrey L. Hyde                             777 Long Ridge Road                     Assistant Treasurer
                                            Stamford, CT  06927

Sandra A. Jones                             6604 West Broad Street                  Assistant Treasurer
                                            Richmond, VA  23230

Kenneth E. Kempson                          777 Long Ridge Road                     Assistant Treasurer
                                            Stamford, CT  06927


                           SCHEDULE VI TO SCHEDULE 13D

                 Filed by GE Financial Assurance Holdings, Inc.

                      GE FINANCIAL ASSURANCE HOLDINGS, INC.

                        DIRECTORS AND EXECUTIVE OFFICERS

                                                 PRESENT                                          PRESENT
                                                 BUSINESS                                         PRINCIPAL
NAME                                             ADDRESS                                          OCCUPATION
----                                             -------                                          ----------
Directors
---------
Michael D. Fraizer                               6604 West Broad Street                           Senior Vice President,
                                                 Richmond, VA  23230                              Insurance/Investment
                                                                                                  Products, General Electric
                                                                                                  Capital Corporation

Leon E. Roday                                    6604 West Broad Street                           Senior Vice President,
                                                 Richmond, VA  23230                              General Counsel and
                                                                                                  Secretary

Geoffrey S. Stiff                                6630 West Broad Street                           President and Chief
                                                 Richmond, VA  23230                              Executive Officer


Officers
--------
Geoffrey S. Stiff                                6630 West Broad Street                           President and Chief
                                                 Richmond, VA  23230                              Executive Officer

Thomas W. Casey                                  6604 West Broad Street                           Senior Vice President and
                                                 Richmond, VA  23230                              Chief Financial Officer

Victor C. Moses                                  601 Union Street                                 Senior Vice President,
                                                 Seattle, WA  98101                               Business Development

Leon E. Roday                                    6604 West Broad Street                           Senior Vice President,
                                                 Richmond, VA  23230                              General Counsel and
                                                                                                  Secretary

Ward E. Bobitz                                   6604 West Broad Street                           Vice President and
                                                 Richmond, VA  23230                              Assistant Secretary

Stephen N. DeVos                                 6604 West Broad Street                           Vice President and
                                                 Richmond, VA  23230                              Controller

Michael J. Furney                                6604 West Broad Street                           Assistant Vice President
                                                 Richmond, VA  23230                              and Associate Counsel

Brian T. McAnaney                                260 Long Ridge Road                              Assistant Secretary
                                                 Stamford, CT  06927

Shelley M. Sullivan                              6604 West Broad Street                           Assistant Secretary
                                                 Richmond, VA  23230

John Amato                                       777 Long Ridge Road                              Assistant Treasurer
                                                 Stamford, CT  06927

Joseph T. Cassidy                                777 Long Ridge Road                              Assistant Treasurer
                                                 Stamford, CT  06927


                                       41

                                                 PRESENT                                          PRESENT
                                                 BUSINESS                                         PRINCIPAL
NAME                                             ADDRESS                                          OCCUPATION
----                                             -------                                          ----------

Joseph E. Cook                                   601 Union Street                                 Assistant Treasurer
                                                 Seattle, WA  98101

Brenda Daglish                                   6604 West Broad Street                           Assistant Secretary
                                                 Richmond, VA  23230

Donna M. Fiammetta                               777 Long Ridge Road                              Assistant Treasurer
                                                 Stamford, CT  06927

Jeffrey I. Hugunin                               6604 West Broad Street                           Assistant Secretary
                                                 Richmond, VA  23230

Jeffrey L. Hyde                                  777 Long Ridge Road                              Assistant Treasurer
                                                 Stamford, CT  06927

Sandra A. Jones                                  6604 West Broad Street                           Assistant Secretary
                                                 Richmond, VA  23230

Kenneth E. Kempson                               777 Long Ridge Road                              Assistant Treasurer
                                                 Stamford, CT  06927



                          SCHEDULE VII TO SCHEDULE 13D

                Filed by General Electric Investment Corporation

                     GENERAL ELECTRIC INVESTMENT CORPORATION

                        DIRECTORS AND EXECUTIVE OFFICERS

                                          PRESENT                                  PRESENT
                                          BUSINESS                                 PRINCIPAL
NAME                                      ADDRESS                                  OCCUPATION
----                                      -------                                  ----------
Directors
---------
John H. Myers                             3003 Summer Street                       Chairman of the Board and President
                                          Stamford, CT 06904

Eugene K. Bolton                          3003 Summer Street                       Executive Vice President-Domestic
                                          Stamford, CT 06904                       Equity Investments

Michael J. Cosgrove                       3003 Summer Street                       Executive Vice President-Mutual Funds
                                          Stamford, CT 06904

John J. Walker                            3003 Summer Street                       Executive Vice President-Chief
                                          Stamford, CT 06904                       Financial Officer

Ralph R. Layman                           3003 Summer Street                       Executive Vice President-International
                                          Stamford, CT 06904                       Equity Investments

Alan M. Lewis                             3003 Summer Street                       Executive Vice President, General
                                          Stamford, CT 06904                       Counsel and Secretary

Robert A. MacDougall                      3003 Summer Street                       Executive Vice President-Fixed Income
                                          Stamford, CT 06904

Geoffrey R. Norman                        3003 Summer Street                       Executive Vice President-Institutional
                                          Stamford, CT 06904                       Marketing

Donald W. Torey                           3003 Summer Street                       Executive Vice President-Real Estate
                                          Stamford, CT 06904                       and Private Equities

Officers
--------
John H. Myers                             3003 Summer Street                       Chairman of the Board and President
                                          Stamford, CT 06904

Eugene K. Bolton                          3003 Summer Street                       Executive Vice President-Domestic
                                          Stamford, CT 06904                       Equity Investments

Michael J. Cosgrove                       3003 Summer Street                       Executive Vice President-Mutual Funds
                                          Stamford, CT 06904

John J. Walker                            3003 Summer Street                       Executive Vice President-Chief
                                          Stamford, CT 06904                       Financial Officer

Ralph R. Layman                           3003 Summer Street                       Executive Vice President-International
                                          Stamford, CT 06904                       Equity Investments



                                       43

                                          PRESENT                                  PRESENT
                                          BUSINESS                                 PRINCIPAL
NAME                                      ADDRESS                                  OCCUPATION
----                                      -------                                  ----------

Alan M. Lewis                             3003 Summer Street                       Executive Vice President, General
                                          Stamford, CT 06904                       Counsel and Secretary

Robert A. MacDougall                      3003 Summer Street                       Executive Vice President-Fixed Income
                                          Stamford, CT 06904

Geoffrey R. Norman                        3003 Summer Street                       Executive Vice President-Institutional
                                          Stamford, CT 06904                       Marketing

Donald W. Torey                           3003 Summer Street                       Executive Vice President-Real Estate
                                          Stamford, CT 06904                       and Private Equities

Peter J. Hathaway                         3003 Summer Street                       Senior Vice President-Equity Portfolios
                                          Stamford, CT 06904

Elaine G. Harris                          3003 Summer Street                       Senior Vice President-Equity Portfolios
                                          Stamford, CT 06904

Paul C. Reinhardt                         3003 Summer Street                       Senior Vice President-Equity Portfolios
                                          Stamford, CT 06904

Christopher W. Smith                      3003 Summer Street                       Senior Vice President-Equity
                                          Stamford, CT 06904                       Investments

David B. Carlson                          3003 Summer Street                       Senior Vice President-Equity Portfolios
                                          Stamford, CT 06904

Christopher D. Brown                      3003 Summer Street                       Senior Vice President-Equity Portfolios
                                          Stamford, CT 06904

Richard L. Sanderson                      3003 Summer Street                       Senior Vice President-Equity Research
                                          Stamford, CT 06904

Robert R. Kaelin                          3003 Summer Street                       Senior Vice President-Municipal Bonds
                                          Stamford, CT 06904

Philip A. Riordan                         3003 Summer Street                       Senior Vice President-Real Estate
                                          Stamford, CT 06904

Judith A. Studer                          3003 Summer Street                       Senior Vice President-International
                                          Stamford, CT 06904                       Equity Portfolios

Brian Hopkinson                           3003 Summer Street                       Senior Vice President-International
                                          Stamford, CT 06904                       Equity Portfolios

Michael J. Caufield                       3003 Summer Street                       Senior Vice President-Municipal Bonds
                                          Stamford, CT 06904

James M. Mara                             3003 Summer Street                       Senior Vice President-International
                                          Stamford, CT 06904                       Private Equities

Anthony J. Sirabella                      3003 Summer Street                       Senior Vice President-Information
                                          Stamford, CT 06904                       Technology

Makoto F. Sumino                          3003 Summer Street                       Vice President-International Equity
                                          Stamford, CT 06904                       Portfolios

Daniel J. Barker                          3003 Summer Street                       Vice President-International Equity
                                          Stamford, CT 06904                       Portfolios

Michael J. Solecki                        3003 Summer Street                       Vice President-International Equity
                                          Stamford, CT 06904                       Portfolios



                                       44

                                          PRESENT                                  PRESENT
                                          BUSINESS                                 PRINCIPAL
NAME                                      ADDRESS                                  OCCUPATION
----                                      -------                                  ----------

Daizo Motoyoshi                           3003 Summer Street                       Vice President-International Equity
                                          Stamford, CT 06904                       Portfolios

Damian J. Maroun                          3003 Summer Street                       Vice President-Equity Trading
                                          Stamford, CT 06904

Gerald L. Igou                            3003 Summer Street                       Vice President-Equity Investments
                                          Stamford, CT 06904

Tara K. Holbrook                          3003 Summer Street                       Vice President-Equity Investments
                                          Stamford, CT 06904

Ralph E. Whitman                          3003 Summer Street                       Vice President-Equity Investments
                                          Stamford, CT 06904

Jane E. Hackney                           3003 Summer Street                       Vice President-Equity Investments
                                          Stamford, CT 06904

Mark A. Mitchell                          3003 Summer Street                       Vice President-Equity Investments
                                          Stamford, CT 06904

John H. Schaetzl                          3003 Summer Street                       Vice President-Domestic Equities
                                          Stamford, CT 06904

William R. Wright                         3003 Summer Street                       Vice President-Fixed Income
                                          Stamford, CT 06904

David J. Beck                             3003 Summer Street                       Vice President-Fixed Income
                                          Stamford, CT 06904

Robert W. Aufiero                         3003 Summer Street                       Vice President-Fixed Income
                                          Stamford, CT 06904

Kathleen S. Brooks                        3003 Summer Street                       Vice President-Fixed Income
                                          Stamford, CT 06904

William M. Healey                         3003 Summer Street                       Vice President-Fixed Income
                                          Stamford, CT 06904

T. Brent Jones                            3003 Summer Street                       Vice President-Fixed Income
                                          Stamford, CT 06904

Stella V. Lou                             3003 Summer Street                       Vice President-Municipal Bonds
                                          Stamford, CT 06904

Michael A. Sullivan                       3003 Summer Street                       Vice President-Municipal Bonds
                                          Stamford, CT 06904

Susan M. Courtney                         3003 Summer Street                       Vice President-Municipal Bonds
                                          Stamford, CT 06904

B. Bradford Barrett                       3003 Summer Street                       Vice President-Real Estate
                                          Stamford, CT 06904

Robert P. Gigliotti                       3003 Summer Street                       Vice President-Real Estate
                                          Stamford, CT 06904

Preston R. Sargent                        3003 Summer Street                       Vice President-Real Estate
                                          Stamford, CT 06904

David W. Wiederecht                       3003 Summer Street                       Vice President-Private Equities
                                          Stamford, CT 06904



                                       45

                                          PRESENT                                  PRESENT
                                          BUSINESS                                 PRINCIPAL
NAME                                      ADDRESS                                  OCCUPATION
----                                      -------                                  ----------

Wolfe H. Bragin                           3003 Summer Street                       Vice President-Private Equities
                                          Stamford, CT 06904

Andreas T. Hildebrand                     3003 Summer Street                       Vice President-Private Equities
                                          Stamford, CT 06904

Anthony J. Mariani                        3003 Summer Street                       Vice President-Private Equities
                                          Stamford, CT 06904

Patrick J. McNeela                        3003 Summer Street                       Vice President-Private Equities
                                          Stamford, CT 06904

Marc R. Bryant                            3003 Summer Street                       Vice President-Assoc. Gen. Counsel and
                                          Stamford, CT 06904                       Asst. Secretary

Jeanne M. La Porta                        3003 Summer Street                       Vice President-Assoc. Gen. Counsel and
                                          Stamford, CT 06904                       Asst. Secretary

Michael M. Pastore                        3003 Summer Street                       Vice President-Assoc. Gen. Counsel and
                                          Stamford, CT 06904                       Asst. Secretary

Scott A. Silberstein                      3003 Summer Street                       Vice President-Assoc. Gen. Counsel and
                                          Stamford, CT 06904                       Asst. Secretary

Matthew J. Simpson                        3003 Summer Street                       Vice President-Assoc. Gen. Counsel and
                                          Stamford, CT 06904                       Asst. Secretary

Michael J. Strone                         3003 Summer Street                       Vice President-Assoc. Gen. Counsel and
                                          Stamford, CT 06904                       Asst. Secretary

Robert J. Zalucki                         3003 Summer Street                       Vice President-Tax Counsel
                                          Stamford, CT 06904


                          SCHEDULE VIII TO SCHEDULE 13D

                        Filed by General Electric Company

                            GENERAL ELECTRIC COMPANY

                        DIRECTORS AND EXECUTIVE OFFICERS


                                    PRESENT                                      PRESENT
                                    BUSINESS                                     PRINCIPAL
NAME                                ADDRESS                                      OCCUPATION
----                                -------                                      ----------
Directors
---------
D.W. Calloway                       Pepsico, Inc.                                Retired Director and Chairman of the
                                    700 Anderson Hill Road                       Board, Pepsico, Inc.
                                    Purchase, NY  10577

J.I. Cash, Jr.                      Harvard Business School                      Professor of Business
                                    Baker Library 187                            Administration-Graduate School of
                                    Soldiers Field                               Business Administration, Harvard
                                    Boston, MA 02163                             University

S.S. Cathcart                       222 Wisconsin Avenue                         Director and Retired Chairman, Illinois
                                    Suite 103                                    Tool Works
                                    Lake Forest, IL  60045

D.D. Dammerman                      General Electric Company                     Senior Vice President-Finance, General
                                    3135 Easton Turnpike                         Electric Company
                                    Fairfield, CT  06431

P. Fresco                           General Electric Company (U.S.A.)            Vice Chairman of the Board and Executive
                                    3 Shortlands,                                Officer, General Electric Company
                                    Hammersmith
                                    London, W6 SBX,
                                    England

C.X. Gonzalez                       Kimberly-Clark de Mexico,                    Chairman of the Board and Chief
                                      S.A. de C.V.                               Executive Officer,
                                    Jose Luis Lagrange                           Kimberly-Clark de Mexico,
                                    103, Tercero Piso                              S.A. de C.V.
                                    Colonia Los Morales
                                    Mexico, D.F.  11510,
                                    Mexico

G.G. Michelson                      Federated Department Stores                  Former Member of the Board of Directors,
                                    151 West 34th Street                         Federated Department Stores
                                    New York, NY  10001

E.F. Murphy                         General Electric Company                     Vice Chairman of the Board and Executive
                                    3135 Easton Turnpike                         Officer, General Electric Company
                                    Fairfield, CT 06431



                                       47

                                    PRESENT                                      PRESENT
                                    BUSINESS                                     PRINCIPAL
NAME                                ADDRESS                                      OCCUPATION
----                                -------                                      ----------

S. Nunn                             King & Spalding                              Partner, King & Spalding
                                    191 Peachtree Street, N.E.
                                    Atlanta, GA 30303

J.D. Opie                           General Electric Company                     Vice Chairman of the Board and Executive
                                    3135 Easton Turnpike                         Officer, General Electric Company
                                    Fairfield, CT  06431

R.S. Penske                         Penske Corporation                           Chairman of the Board and President,
                                    13400 Outer Drive, West                      Penske Corporation
                                    Detroit, MI  48239-4001

B.S. Prelskel                       Suite 3125                                   Former Senior Vice President, Motion
                                    60 East 42nd Street                          Picture Association of America
                                    New York, NY  10165

F.H.T. Rhodes                       Cornell University                           President Emeritus,
                                    3104 Snee Building                           Cornell University
                                    Ithaca, NY  14853

A.C. Sigler                         Champion International Corporation           Retired Chairman of the Board, CEO and
                                    1 Champion Plaza                             former Director, Champion International
                                    Stamford, CT  06921                          Corporation

D.A. Warner III                     J.P. Morgan & Co., Inc. and Guaranty Trust   Chairman of the Board, President, and
                                    Co.                                          Chief Executive Officer, J.P. Morgan &
                                    60 Wall Street                               Co. Incorporated and Morgan Guaranty
                                    New York, NY  10260                          Trust Company


J.F. Welch, Jr.                     General Electric Company                     Chairman of the Board and Chief
                                    3135 Easton Turnpike                         Executive Officer, General Electric
                                    Fairfield, CT  06431                         Company

Executive Officers
------------------
J.F. Welch, Jr.                     General Electric Company                     Chairman of the Board and Chief
                                    3135 Easton Turnpike                         Executive Officer
                                    Fairfield, CT  06431

P. Fresco                           General Electric Company                     Vice Chairman of the Board and Executive
                                    (U.S.A.)                                     Officer
                                    3 Shortlands, Hammersmith
                                    London, W6 SBX, England

P.D. Ameen                          General Electric Company                     Vice President and Comptroller
                                    3135 Easton Turnpike
                                    Fairfield, CT  06431

J.R. Bunt                           General Electric Company                     Vice President and Treasurer
                                    3135 Easton Turnpike
                                    Fairfield, CT  06431


                                       48

                                    PRESENT                                      PRESENT
                                    BUSINESS                                     PRINCIPAL
NAME                                ADDRESS                                      OCCUPATION
----                                -------                                      ----------

D.L. Calhoun                        General Electric Company                     Senior Vice President -
                                    Nela Park                                    GE Lighting
                                    Cleveland, OH 44122

W.J. Conaty                         General Electric Company                     Senior Vice President - Human Resources
                                    3135 Easton Turnpike
                                    Fairfield, CT  06431

D.M. Cote                           General Electric Company                     Senior Vice President - GE Appliances
                                    3135 Easton Turnpike
                                    Fairfield, CT  06431

D.D. Dammerman                      General Electric Company                     Senior Vice President - Finance
                                    3135 Easton Turnpike
                                    Fairfield, CT  06431

L.S. Edelheit                       General Electric Company                     Senior Vice President - Corporate
                                    P.O. Box 8                                   Research and Development
                                    Schenectady, NY  12301

B.W. Heineman, Jr.                  General Electric Company                     Senior Vice President - General Counsel
                                    3135 Easton Turnpike                         and Secretary
                                    Fairfield, CT  06431

J.R. Immelt                         General Electric Company                     Senior Vice President - GE Medical
                                    P.O. Box 414                                 Systems
                                    Milwaukee, WI 53201

W.J. Lansing                        General Electric Company                     Vice President - Corporate Business
                                    3135 Easton Turnpike                         Development
                                    Fairfield, CT  06431

W.J. McNerney, Jr.                  General Electric Company                     Senior Vice President - GE Aircraft
                                    1 Neumann Way                                Engines
                                    Cincinnati, OH 05215

E.F. Murphy                         General Electric Company                     Vice Chairman of the Board and Executive
                                    3135 Easton Turnpike                         Officer
                                    Fairfield, CT 06431

R.L. Nardelli                       General Electric Company                     Senior Vice President - GE Power Systems
                                    1 River Road
                                    Schenectady, NY  12345

R.W. Nelson                         General Electric Company                     Vice President - Corporate Financial
                                    3135 Easton Turnpike                         Planning and Analysis
                                    Fairfield, CT  06431

J.D. Opie                           General Electric Company                     Vice Chairman of the Board and Executive
                                    3135 Easton Turnpike                         Officer
                                    Fairfield, CT  06431

G.M. Reiner                         General Electric Company                     Senior Vice President - Chief Information
                                    3135 Easton Turnpike                         Officer
                                    Fairfield, CT  06431


                                       49

                                    PRESENT                                      PRESENT
                                    BUSINESS                                     PRINCIPAL
NAME                                ADDRESS                                      OCCUPATION
----                                -------                                      ----------

G.L. Rogers                         General Electric Company                     Senior Vice President - GE Plastics
                                    1 Plastics Avenue
                                    Pittsfield, MA  01201

J.W. Rogers                         General Electric Company                     Vice President - GE Motors
                                    1635 Broadway
                                    Fort Wayne, IN  46801

L.G. Trotter                        General Electric Company                     Vice President - GE Electrical
                                    41 Woodward Avenue                           Distribution and Control
                                    Plainville, CT  06062


                           SCHEDULE IX TO SCHEDULE 13D

               Filed by Trustees of General Electric Pension Trust

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                                    TRUSTEES

                                    PRESENT                                      PRESENT
                                    BUSINESS                                     PRINCIPAL
NAME                                ADDRESS                                      OCCUPATION
----                                -------                                      ----------
Trustees
--------
Eugene K. Bolton                    3003 Summer Street                           Trustee of General Electric
                                    Stamford, CT  06904                          Pension Trust and Executive
                                                                                 Vice President of General Electric
                                                                                 Investment Corporation and GE
                                                                                 Investment Management Incorporated

Michael J. Cosgrove                 3003 Summer Street                           Trustee of General Electric
                                    Stamford, CT  06904                          Pension Trust and Executive
                                                                                 Vice President of General Electric
                                                                                 Investment Corporation and GE
                                                                                 Investment Management Incorporated

John J. Walker                      3003 Summer Street                           Trustee of General Electric
                                    Stamford, CT  06904                          Pension Trust and
                                                                                 Executive Vice President and
                                                                                 Chief Financial Officer of
                                                                                 General Electric Investment Corporation

Alan M. Lewis                       3003 Summer Street                           Trustee of General Electric
                                    Stamford, CT  06904                          Pension Trust and Executive Vice
                                                                                 President of General Electric
                                                                                 Investment Corporation and GE
                                                                                 Investment Management Incorporated

John H. Myers                       3003 Summer Street                           Trustee of General Electric
                                    Stamford, CT  06904                          Pension Trust and Executive Vice
                                                                                 President of General Electric
                                                                                 Investment Corporation and GE
                                                                                 Investment Management Incorporated

Don W. Torey                        3003 Summer Street                           Trustee of General Electric Pension
                                    Stamford, CT  06904                          Trust and Executive Vice President
                                                                                 and Treasurer of General Electric
                                                                                 Investment Corporation and GE
                                                                                 Investment Management Incorporated


                           SCHEDULE X TO SCHEDULE 13D

                  Her Majesty's Inspectorate of Pollution V. IGE Medical Systems Limited (St. Albans Magistrates Court, St. Albans, Hersfordshire, England, Case No. 04/00320181).

                  In April, 1994, General Electric Medical System's U.K. subsidiary, IGE Medical Systems Limited ("IGEMS") discovered the loss of a radioactive barium source at the Radlett, England, facility. The lost source, used to calibrate nuclear camera detectors, emits a very low level of radiation. IGEMS immediately reported the loss as required by the U.K. Radioactive Substances Act. An ensuing investigation, conducted in cooperation with government authorities, failed to locate the source. On July 21, 1994, Her Majesty's Inspectorate of Pollution ("HMIP") charged IGEMS with violating the Radioactive Substances Act by failing to comply with a condition of registration. The Act provides that a registrant like IGEMS, which "does not comply with a limitation or condition subject to which (it) is so registered ... shall be guilty of (a criminal) offense." Condition 7 of IGEMS' registration states that it "shall so far as is reasonably practicable prevent ... loss of any registered source."

                  At the beginning of trial on February 24, 1995, IGEMS entered a guilty plea and agreed to pay a fine of (pound)5,000 and assessed costs of (pound)5,754. The prosecutor's presentation focused primarily on the 1991 change in internal IGEMS procedures and, in particular, the source logging procedure. The prosecutor complimented IGEMS' investigation and efforts to locate the source and advised the court that IGEMS had no previous violations of the Radioactive Substances Act. He also told the court that the Radlett plant had been highlighted as an exemplary facility to HMIP inspectors as part of their training. In mitigation, IGEMS emphasized the significant infrastructure and expense undertaken by IGEMS to provide security for radiation sources and the significant effort and expense incurred in attempting to locate the missing source.

EXHIBIT INDEX

Exhibit No.


Exhibit 1 Warrant Agreement between the Company and GE Capital, dated December 23, 1997 (incorporated by reference from Exhibit
                    10.43 to the Company's Registration Statement on Form S-1 (No. 333-71937) (the "Company's Form S-1")).

Exhibit 2 Warrant Agreement between the Company and GE Capital, dated November 3, 1998 (incorporated by reference from Exhibit
                    10.49 to the Company's Form S-1).

Exhibit 3 Warrant Agreement between the Company and GECEII, dated April 7, 1999 (incorporated by reference from Exhibit 10.57 to the Company's Form S-1).

Exhibit 4 Warrant Agreement between the Company and GECEII, dated June 8, 1999 (incorporated by reference from Exhibit 10.60 to the Company's Form S-1).

Exhibit 5(a) Agreement to be Bound to the Registration Rights Agreement by and between the Company and GE Capital, dated as of December 23, 1997.

Exhibit 5(b) Agreement to be Bound to the Registration Rights Agreement by and among the Company, GECEII and GEPT, dated as of June 8, 1999.

Exhibit 6 Registration Rights Agreement dated April 30, 1996 (incorporated by reference from Exhibit 10.53 to the Company's Form S-1).

Exhibit 7(a) Agreement to be Bound to the Stockholders' Agreement by GEPT dated as of June 8, 1999.

Exhibit 7(b) Agreement to be Bound to the Stockholders' Agreement by GECEII dated as of June 8, 1999.

Exhibit 8 Third Amended and Restated Stockholders' Agreement by and among the Company, GE Capital, GECEII and certain existing stockholders of the Company, dated as of June 8, 1999 (incorporated by reference from Exhibit 4.7 to the Company's Form S-1).

Exhibit 9 Joint Filing Agreement by and among GE, GECS, GE Capital, GECEII, GECAC, GEIC, GEPT, GNA and GFAH, dated June 17, 1999.